Exhibit 10.6

SHOPPING CENTER LEASE

1. Parties.

This Lease (“Lease”), dated for reference purposes only as of July 1, 2020, is made by and between LA MIRADA CENTER, INC. (“Lessor”) and GLOBAL DD GROUP, INC. doing business as YOSHIHARU RAMEN (“Lessee”), collectively the “Parties”, or individually a “Party”).

2. Premises, Parking, and Common Area

2.1. Premises.

2.1.1. Letting. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, that portion of real property which is situated at 12806 S. La Mirada Blvd., La Mirada, CA 90638 consisting of an estimated 1,500 square feet, and further described on Exhibit “A”, hereby (the “Premises”), including the non-exclusive right to use the common areas as hereinafter specified, “AS IS” and “WHERE IS” without representation or warranty of Lessor, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Rent, is an estimation which the Parties agree is reasonable, and any payments based thereon are not subject to revision whether the actual size is more or less.

2.2. Vehicle Parking.

2.2.1. Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities.

2.2.2. Lessee shall not service or store any vehicles in the Common Areas.

2.2.3. If Lessee permits or allows any of the prohibited activities described in Paragraph 2.1.1, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

2.2.4. Lessee, in the use of said common and parking areas, agrees to comply with such reasonable rules, regulations and charges for parking as the lessor may adopt from time to time for the orderly and proper operation of said common and parking areas. Such rules may include but shall not be limited to the following: (1) the restricting of employee parking to areas designated to Lessor, and (2) the regulation of the removal, storage, and disposal of Lessee’s refuse and other rubbish at the sole cost and expense of Lessee.

2.3. Common Areas.

2.3.1. Common Areas - Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the unit that are provided and designated by the Lessor from time to time for the general non-exclusive use of Lessor, Lessee and other Lessees of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including without limitation parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

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2.3.2. Common Areas - Lessee’s Rights. Lessor grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

2.3.3. Common Areas - Rules and Regulations. Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations (“Rules and Regulations”) for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or lessees of the Shopping Center and their invitees. Lessee agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessor shall not be responsible to Lessee for the non-compliance with said Rules and Regulations by other lessees of the Shopping Center.

2.3.4. Common Areas - Changes. Lessor shall have the right, in Lessor’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Project to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Shopping Center, or any portion thereof; and

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(f) To do and perform such other acts and make such other changes in, and with respect to the Common Areas and Shopping Center as Lessor may, in, the exercise of sound business judgment, deem to be appropriate.

(g) Lessor has assigned outside parking spaces based upon Lessee’s pro-rata share of space leased to the total number of outside spaces available. Lessor reserves the right to change or modify the location of the assigned spaces at any time. Lessee agrees to park only in assigned spaces.

3. Term.

3.1. Term. The term of this lease (“Term”) shall be for ten (10) years, commencing on the date that Lessee takes possession of the Premises. (hereinafter “Lease Tenn Commencement Date”) and ending on the elate that is ten (10) years thereafter. This lease and any obligation of Lessor to provide Lessee with the possession of the Premises on the Lease Term Commencement Date or otherwise is conditioned upon the existing tenant vacating the Premises. Additionally, if set forth on Exhibit B, Lessor hereby grants an option to Lessee as set forth on Exhibit “B.”

3.2. Rent Commencement Date. The Rent Commencement Date shall be the elate Lessee completes all tenant improvements to the Premises under this paragraph 3.2, but not later than six months from the Lease Term Commencement Date. As to the tenant improvements hereunder, Lessee shall hire a general contractor and complete all tenant improvements on or before six (6) months from the Lease Term Commencement Date, and all tenant improvements shall be pursuant to all required construction permits required by the City of La Mirada and Los Angeles County Department of Health.

3.3. Lessee Compliance. Lessor shall not be required to tender possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, except as provided herein

4. Rent.

4.1. Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

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4.2. Base Rent.

4.2.1. Initial Base Rent. Subject to Section 3.2 herein, Lessee agrees to pay to Lessor as Base Rent for the Premises, without notice or demand the sums as follows, in advance, on or before the first day of each and every successive calendar month during the terms hereof:

Lease Term Year	Base Rent (per month) at Rent Commencement	Percentage Increase	Offset for Free Rent	Effective Base Rent
1	3,750.00			3,750.00
2	3,973.50	5%	312.50	3,661.00
3	4,134.37	5%	312.50	3,821.87
4	4,341.08	5%	312.50	4,028.58
5	4,558.13	5%
6	4,831.61	6%
7	4,976.55	3%
8	5,125.84	3%
9	5,279.61	3%
10	5,438.00	3%
11	Fair Market value (option #1)	3% for years 12-15

The above Base Rent for any period which is for less than one (1) month shall be a prorated portion of the monthly installment herein based upon a thirty (30) day month. Said rental shall be paid to Lessor without deduction or offset, in lawful money of the United States of America and at such place as Lessor may from time to time designate in writing.

4.2.2 Free Rent. “Free Rent” is defined to be the initial base rent and any additional rent including Common Area Expenses. Lessor shall provide a total of three (3) months of Free Rent to Lessee which shall be applied as set forth in the chart above, namely allocated to years two through four, with monthly deductions for each of month during those years, as further reflected in the chart in Section 4.2.1.

4.2.3. Adjustments to Initial Rent. The Base Rent set forth at Paragraph 4.2.1 (or as amended) and unless stated in Paragraph 4.2.1, on each annual anniversary of the Lease Term Commencement Date, shall increase by of five (5%) annually as further set forth in the chart set forth in Section 4.2.1.

4.3. Common Area Operating Expenses. Lessee shall pay to Lessor during the term hereof, in addition to the Base Rent, Lessee’s Share, as hereafter defined, of all Common Area Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

4.3.1. “Lessee’s Share” is defined for purposes of this Lease, as a fraction, the numerator which the square footage of the Premises and the denominator of which is the total leasable square footage of the Shopping Center

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4.3.2. “Common Area Operating Expenses” are defined, for purposes of this Lease, as all costs incurred by Lessor relating to the ownership and operation of the Shopping Center, including, but not limited to, the following:

4.3.2..1 The operation, repair and maintenance, in neat, clean, good order and condition of the Shopping Center, including but not limited to the following: (a) the Common Areas and Common Area improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs, and roof drainage systems; (b) exterior signs and any lessee directories; (c) any fire detection and/or sprinkler systems; (d) Reserves set aside for maintenance and repair of Common Areas; (e) any other service to be provided by Lessor that is elsewhere in this Lease stated to be operating expense; (f) personnel to implement any or all of the foregoing.

4.3.2.2. The cost of water, gas, electricity and telephone to service the Common Areas and any utilities not separately metered.

4.3.2.3. Real Property Taxes paid by Lessor under Paragraph 10.

4.3.2.4. The cost of the premiums for the insurance maintained by Less or pursuant to Paragraph 8.

4.3.2.5. Any deductible portion of an insured loss concerning the Building or the Common Areas.

4.3.2.6. A property management fee of 10% of the current Common Area Operating Expense.

4.3.3. The inclusion of the improvements, facilities and services set forth in Subparagraph 4.3.2. shall not be deemed to impose an obligation upon Lessor to either have said improvements or facilities or to provide those services unless the Project already has the same, Lessor already provides the services, or Lessor has agreed elsewhere in this Lease to provide the same or some of them.

4.3.4. Lessee’s Share of Common Area Operating Expenses shall be payable by Lessee within 10 days after a reasonably detailed statement of actual expenses is presented to Lessee. At Lessor’s option, however, an amount may be estimated by Lessor from time to time of Lessee’s Share of annual Common Area Operating Expenses and the same shall be payable monthly or quarterly, as Lessor shall designate, during each 12-month period of the Lease term, on the same day as the Base Rent is due hereunder. At this time, Lessor estimates that the monthly Common Area Operating Expense is $604.30, and same is due and payable by Lessor until further notice by Lessor at the time that Base Rent is due. Lessor shall deliver to Lessee within 60 days after the expiration of each calendar year a reasonably detailed statement showing Lessee’s Share of the actual Common Area Operating Expenses incurred during the preceding year. If Lessee’s payments under this Paragraph 4.3 during the preceding year exceed Lessee’s Share as indicated on such statement, Lessor shall credit the amount of such over-payment against Lessee’s Share of Common Area Operating Expenses next becoming due. If Lessee’s payments under this Paragraph 4.3 during the preceding year were less than Lessee’s Share as indicated on such statement, Lessee shall pay to Lessor the amount of the deficiency within 10 days after delivery by Lessor to Lessee of the statement.

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4.4. Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Payment of Rent which is due and payable under the terms of this Lease shall be deemed made when actually received by Lessor. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, then (1) Lessee shall pay a penalty of $100.00 to Lessor and (2) at Lessor’s option and upon written notice from Lessor, future payments from Lessor shall be made by cashier’s check or money order.

5. Security Deposit.

Lessee shall deposit with Lessor upon execution hereof the sum of $6,000.00, as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall Within 10 days after written request therefore deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. If Lessee performs all of Lessee’s obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Lessor, shall be returned without payment of interest or other increment for its use, to Lessee (or at Lessor’s option to the last assignee, if any, or Lessee’s interest hereunder) at the expiration of the terms hereof, and after Lessee has vacated the Premises. No trust relationship is created herein between Lessor and Lessee with respect to said Security Deposit.

6. Use/Compliance with Laws/Lessor Representations/Condition of Premises/Hazardous Substances.

6.1. Use. Subject to Section 20 herein, Lessee shall use and occupy the Premises only as a ramen-themed restaurant, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Lessee shall indemnify and hold the Lessor harmless if it uses the Premises for any other purpose.

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6.2. Compliance with Laws.

6.2.1. Improvements. Lessor warrants that the improvements on the Premises and the Common Areas comply with the building codes that were in effect at the time that each such improvement, or portion thereof, was constructed, and also with all applicable laws, covenants or restrictions of record, regulations, and ordinances in effect on the Start Date (“Applicable Requirements”). Said warranty does not apply to the use to which Lessee will put the Premises or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor’s expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within three (3) months following the Start Date, correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Unit, Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit, Premises and/or Building (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows: (a) subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by Lessees in general, Lessee shall be fully responsible for the cost thereof; (b) if such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor and Lessee shall allocate the obligation to pay for the portion of such costs reasonably attributable to the Premises pursuant to the formula set out in Paragraph 7.1(d). Notwithstanding the above, the provisions concerning Capital Expenditures arc intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall be fully responsible for the cost thereof, and Lessee shall not have any right to terminate this Lease.

6.2.2. Lessee’s Compliance with Applicable Requirements. Except as provided in Paragraph 6.2.1, Lessee shall, at Lessee’s expense, promptly comply with all applicable statutes, ordinances, rules, regulations, orders, covenants, and restrictions of record and requirements of any fire insurance underwriters or rating bureaus now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now exist, during the term or any part of the term hereof, relating in any manner to the Premises and the occupation and use by Lessee of the Premises of the Common Areas. Lessee shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Shopping Center.

6.3. Lessee Representations, Warranties and Covenants. These representations, warranties and covenants of Lessee contained in this Section 6.3 are being made as of the Effective Date to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations, warranties and covenants. Lessee represents, warrants and covenants to Lessor as follows:

6.3.1. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign entity to do business in any jurisdiction where such qualification is required. All necessary action has been taken to authorize the execution, delivery and performance by Lessee of this lease and of the other documents, instruments and agreements provided for herein. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

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6.3.2. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

6.3.3. Property Condition. As of the Effective Date, Lessee has conducted a full and complete physical inspection of the Premises, and Lessee has examined title to the Premises, if necessary, and Lessee has found all of the same satisfactory in all respects for all of Lessee’s purposes. Based on such inspection, Lessee represents and warrants that the Premises and its structure are in good and tenatable condition on the Effective Date and that the improvements and the Premises, and all elements of the Premises, including without limitation all mechanical, electrical, lighting, HVAC, fire sprinkler, if any, and plumbing systems on and in the Premises as of the Effective Date, are in good operational order and in good and tenatable condition, that the Premises is free from mold, and that Lessee, by taking possession of the Premises, warrants and represents to Lessor that Lessee is accepting the Premises in their present “AS-IS condition, and “with all faults”.

6.3.4. Litigation. As of the Effective Date, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened· against or involving Lessee before any arbitrator or Governmental Authority which might reasonably result in any material adverse effect on this lease or Lessee’s obligations hereunder.

6.3.5. Absence of Breaches or Defaults. As of the Effective Date, Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Premises is subject or bound, which has had, or could reasonably be expected to result in, a material adverse effect.· The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Premises or any of Lessee’s property is subject or bound.

6.3.6. Licenses and Permits. Lessee has obtained and shall maintain all required licenses and permits, both governmental and private, to use and operate the Premises.

6.3.7. Financial Condition; Information Provided to Lessor. As of the Effective Date, the financial statements, all financial data and all other financial documents and financial information heretofore delivered to Lessor by or with respect to the Lessee and, to Lessee’s knowledge, are true, correct and complete in all material respects; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and from the date of issuance of such financial statements, financial data and all other documents and information through the Effective Date, no change has occurred to any such financial statements, financial data, financial documents and other financial information not disclosed in writing to Lessor, which has had, or could reasonably be expected to result in, a material adverse effect.

6.3.8. Solvency. As of the Effective Date, there is no contemplated, pending or threatened Insolvency event or similar proceedings, whether voluntary or involuntary, affecting Lessee or any guarantor, or to the Lessee’s knowledge, its respective shareholders members, partners or affiliates. As of the Effective Date, Lessee does not have unreasonably small capital to conduct its business.

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6.5. Condition of Premises.

6.5.1. Lessor shall deliver the Premises to Lessee clean and free of debris on the Lease commencement date (unless Lessee is already in possession).

6.5.2. Except as otherwise provided in this Lease, and subject to Section 6.3 herein, Lessee hereby accepts the Premises in its “AS IS” and “WHERE IS” condition existing as of the Lease commencement date or the date that Lessee takes possession of the Premises, whichever is earlier, subject to all applicable zoning, municipal, county, and state law, ordinances and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor Lessor’s agent has made any representation or warranty as to the condition of the Premises or as to the present or future suitability of the Premises for the conduct of Lessee’s business.

6.6. Disclaimer of Warranties.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE, WITH THIS SUB-SECTION CONTROLLING, LESSEE ACKNOWLEDGES THAT LESSOR (WHETHER ACTING AS LESSOR HEREUNDER OR IN ANY OTHER CAPACITY) AND THE OTHER LESSOR ENTITIES HAVE NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR OR ANY OF THE LESSOR ENTITIES BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, EXCEPT AS SET FORTH HEREIN, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) EXCEPT AS SET FORTH BELOW, LESSOR’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, INCOME, EXPENSES, ENTITLEMENTS OR ZONING, (xv) THE EXISTENCE OF ANY HAZARDOUS MATERIALS, RELEASE OR VIOLATION OF HAZARDOUS MATERIALS LAWS, INCLUDING WITHOUT LIMITATION, ASBESTOS OR MOLD, OR (xvi) COMPLIANCE OF THE PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LESSOR AND ALL OTHER LESSOR ENTITIES SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENT AL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 6.2.3 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LESSOR OR ANY LESSOR ENTITY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHER WISE.

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6.6. Hazardous Substances.

6.6.1 Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Applicable Requirements and Law (as defined herein). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be flied with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

6.6.2. Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

6.6.3. Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

6.6.4. Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from areas outside of the Project). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and,/or abatement, and shall survive the expiration or termination of this Lease. No termination,, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

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6.7. Inspection; Compliance. Lessor and Lessor’s “Lender” (as defined in Paragraph 30) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a contamination is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority in such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination.

7. Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1. Lessee’s Obligations.

7.1.1. In General. Lessee hereby accepts the Premises “AS IS” and “WHERE IS”, with no representation or warranty of Lessor as to the condition hereof. Subject to the provisions of Paragraph 4.3 (Operating Expenses), 6 (Use), 7.2 (Lessor’s Obligations) and 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights.

7.1.2. Service Contracts. If Lessor determines it to be necessary, Lessor may, at Lessee’s expense contract for HVAC systems maintenance, which may include among other things, inspections, adjustments, cleaning of filters. Should Lessor determine that said ventilation and air conditioning systems need repairs, lessor may contract for said work to be done at lessee’s expense and at Lessee’s expense and at lessor’s option the reasonable costs of said work may be billed directly to Lessee.

7.1.3. Failure to Perform. If Lessee fails to perform Lessee’s obligations under this Paragraph 7.1, Lessor may enter upon the Premises after 10 days’ prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required); perform such obligations on Lessee’s behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly reimburse Lessor for the cost thereof plus interest at the maximum allowed by law payable as additional rent to Lessor together with Lessee’s next Base Rent installment.

7.1.4. Premises in Same Condition. On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to lessor in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Lessee shall repair any damage to the Premises occasioned by the installation or removal of Lessee’s trade fixtures, alterations, furnishings and equipment. Notwithstanding anything to the contrary otherwise stated in this Lease, Lessee shall leave the air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing and fencing on the Premises in good operating condition.

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7.2. Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 4.2 (Common Area Operating Expenses), 6 (Use), 7.1 (Lessee’s Obligations), 9 (Damage or Destruction) and 14 (Condemnation), Lessor, subject to reimbursement pursuant to Paragraph 4.2, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof, as well as providing the services for which there is a Common Area Operating Expense pursuant to Paragraph 4.2. Lessor shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Lessor be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. Lessee expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease which would otherwise afford Lessee the right to make repairs at Lessor’s expense or to terminate this Lease because of Lessor’s failure to keep thee Premises in good order, condition and repair. Lessor shall have no obligation to make repairs under this Paragraph 7.2 until a reasonable time after receipt of written notice from Lessee of the need for such repairs. Lessor shall not be liable for damages or loss of any kind or nature by reason of Lessor’s failure to furnish any Common Areas when such failure is caused by accident, breakage, repairs, strikes, lockout, or other labor disturbances or disputes of any character, or by any other cause beyond the reasonable control of Lessor.

7.3. Utility Installations; Trade Fixtures; Alterations.

7.3.1. Consent. Lessee shall not make any alterations, improvements, additions or utility installations to the Premises without Lessor’s prior written consent, except for non-structural alternations to the Premises not exceeding $2,500 in cumulative costs, during the term of this lease. In not event, whether or not in excess of $2,500 in cumulative costs, Lessee shall make no changes or alterations to the exterior of the Premises nor the exterior nor the exterior of the Shopping Center without Lessor’s prior written consent. As used herein, the term “utility installation” shall mean carpeting, window coverings, air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing and fencing. Lessor may, as a precondition to granting such approval, require Lessee to utilize a contractor chosen and/or approved by Lessor. Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to 150% of the estimated cost of such Alteration or Utility Installation and/or upon Lessee’s posting an additional Security Deposit with Lessor. Should Lessee make any alterations, improvements, additions, or utility installations without the prior approval of Lessor, Lessor may, at any time during the terms of this Lease, require that Lessee remove any or all of the same. Any alterations, improvements, additions or utility installations in or about the Premises or the Shopping Center that Lessee shall desire to make and which requires the consent of the Lessor shall be presented to Lessor in written form, with proposed detailed plans. If Lessor shall give its consent, it shall be deemed conditioned upon Lessee acquiring a permit to do so from appropriate governmental agencies, the furnishing of a copy thereof to Lessor prior to the commencement of the work, and the compliance by Lessee of all conditions of said permit in a prompt and expeditious manner without Lessor’s prior written consent.

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7.3.2. Indemnification. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialman’s lien against the Premises or any interest therein, Lessee shall give Lessor not less than twenty (20) days notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs.

7.3.3. Ownership; Removal; Surrender; and Restoration. Upon the expiration of the Term, Lessee shall remove from the Premises all personal property owned by Lessee. Such Lessee personal property left on the Premises on the tenth (10th) day following the expiration or termination of the Term shall, at Lessor’s option, automatically and immediately become the propetry of Lessor. Lessee, its employees, agents and contractors shall utilize any and all Lessee personal property “AS IS” and “WHERE IS” without representation or warranty of any kind by Lessor, and Lessee shall defend, indemnify, protect and hold Lessor harmless from and against any and all losses resulting from Lessee’s use of any Lessee personal property or the failure of Lessee to remove such personal property from the Premises at the expiration or termination of the Term as required herein. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all alterations, improvements, additions and utility installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Unless otherwise instructed herein, all alterations, improvements, additions and utility installations made by Lessee shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises. By delivery to Lessee of written notice from Lessor not earlier than ninety (90) and not later than thirty (30) days prior to the end of the term of this Lease, Lessor may require that any or all alterations, improvements, additions and utility installations made by Lessee be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any alterations, improvements, additions and utility installations made by Lessee made without the required consent. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 12 months or less, then Lessee shall surrender the Premises in the same condition as delivered to Lessee on the Start Date with NO allowance for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall also completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Project) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. The failure by Lessee to timely vacate the Premises pursuant to this paragraph without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 19.8 below.

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8. Insurance; Indemnity.

8.1. Payment of Premiums. The cost of the premiums for the insurance policies required to be carried by Lessor, pursuant to Paragraphs 8.2.2, 8.3.1 and 8.3.2, shall be a Common Area Operating Expense. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Start Date or Expiration Date.

8.2. Liability Insurance.

8.2.1. Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenants thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000, an “Additional Insured-Managers or Lessors of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

8.2.2. Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2.1; insuring Lessor, but not Lessee against any liability arising out of the ownership, use, occupancy or maintenance of the Shopping Center in an amount not less than $1,000,000 per occurrence.

8.3. Property Insurance - Building, Improvements. Lessor shall obtain and keep in force a policy or policies of insurance in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. Lessee owned alterations and utility installations, trade fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8.4. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance, clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

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8.4. Lessee’s Property; Business Interruption Insurance. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, trade fixtures, and Lessee alterations and utility installations. Such insurance shall be full replacement coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, trade fixtures and Lessee alterations and utility installations. Lessee shall provide Lessor with written evidence that such insurance is in force. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

8.5. Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state of California, and maintaining during the policy term a “General Policyholders Rating” of at least B+, V, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Lessor. Lessee shall, at least 30 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6. Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7. Indemnity. Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

8.8. Exemption of Lessor from Liability. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or Injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places. Lessor shall not be liable for any damages arising from any act or neglect of any other Lessee of Lessor nor from the failure of Lessor to enforce the provisions of any other lease in the Project. Notwithstanding Lessor’s negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee’s business or for any loss of income or profit therefrom.

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8.9. Non-Recourse to Lessor. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Lessor under this Lease shall be enforced only against the Lessor’s interest in the Premises and not against any other assets, properties or funds of(i) Lessor, (ii) Lessor’s members, and any entity controlling, controlled by, or in common control of Lessor or Lessor’s members, any director, officer, general partner, shareholder, limited partner, beneficiary, employee, attorney, consultant, contractor or agent of Lessor or any general partner of Lessor or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor limited liability company, partnership or corporation (or other entity) of Lessor or any of its members, managers, general partners, shareholders, officers, directors, employees or agents, either directly or through Lessor or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), (iv) any Lessor’s Lender, and any lender to a Person holding an interest in Lessor, (v) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof; or (vi) the heirs, successors, personal representatives and assigns of any of the foregoing. Whenever Lessor transfers its interest in the Premises, Lessor shall be automatically released from further performance under this Lease with respect to the Premises, and from all further liabilities and expenses hereunder related to the Premises to the extent that the applicable transferee assumes all of the liabilities of Lessor with respect to the Premises arising prior to the effective date of the transfer, provided, however, that the foregoing shall not be deemed to limit the applicable transferee’s obligations to Lessee, and in no event shall Lessor be liable to Lessee in connection with any matter first occurring after the date of such transfer.

9. Damage or Destruction

9.1. Definitions.

9. I. I. “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises to the extent that the cost of repair is less than fifty percent of the then replacement cost of the Premises.

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9.1.2. “Premises Total Destruction” shall mean damage or destruction to the improvements on the Premises to the extent that the cost of repair is fifty percent or more of the then replacement cost of the Premises.

9.1.3. “Insured Loss” shall mean damage or destruction to improvements on the Premises, which was caused by an event required to be covered by the insurance described in Paragraph 8, irrespective of any deductible amounts or coverage limits involved.

9.1.4. “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

9.1.5. “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6 in on or under the Premises.

9.2. Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee alterations and utility installations) as soon as reasonably possible and this Lease shall continue in full force and effect.

9.3. Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice, In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4. Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, whether or not it is an Insured Loss, and which falls into the classification of Premises Total Destruction, then Lessor may at Lessor’s option either (i) repair such damage or destruction, but not Lessee’s fixtures, equipment or Lessee improvements, as soon as reasonably possible at Lessor’s expense and this Lease shall continue in full force and effect, or (ii) give written notice to Lessee within thirty (30) days after the date of occurrence of such damage of Lessor’s intention to cancel and terminate this Lease, in which case this Lease shall be canceled and terminated as of the date of the occurrence of such damage.

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9.5. Damage Near End of Term. If at any time during the last 6 months of this Lease there is substantial damage, whether or not an Insured Loss, Lessor may terminate this Lease, at Lessor’s option, by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6. Abatement of Rent; Lessee’s Remedies. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein. If Lessor shall be obligated to repair or restore the Premises under this Paragraph 9 and shall not commence such repair or restoration within ninety (90) after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning the actual work on the Premises, whichever first occurs.

9.7. Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

9.8. Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

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10. Real Property Taxes.

10.1 Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Project, Lessor’s right to other income therefrom, and/or Lessors business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Project address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Project is located. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Project or any portion thereof or a change in the improvements thereon. In calculating Real Property Taxes for any calendar year, the Real Property Taxes for any real estate tax year shall be included in the calculation of Real Property Taxes for such calendar year based upon the number of days which such calendar year and tax year have in common.

10.2. Payment of Taxes. Lessor shall pay the Real Property Taxes applicable to the Project, and except as otherwise provided in Paragraph 10.3, any such amounts shall be included in the calculation of Common Area Operating Expenses in accordance with the provisions of Paragraph 4.3.

10.3. Additional Improvements. Common Area Operating Expenses shall not include Real Property Taxes specified in the tax assessor’s records and work sheets as being caused by additional improvements placed upon the Project by other lessees or by Lessor for the exclusive enjoyment of such other lessees. Notwithstanding Paragraph 10.2 hereof, Lessee shall, however, pay to Lessor at the time Common Area Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Lessee or at Lessee’s request.

10.4. Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available. Lessor’s reasonable determination thereof, in good faith, shall be conclusive.

10.5. Personal Property Taxes. Lessee shall pay prior to delinquency all taxes assessed against and levied upon Trade Fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises. When possible, Lessee shall cause its Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11. Utilities. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. Notwithstanding the provisions of Paragraph 4.3, if at any time in Lessor’s sole judgment, Lessor determines that Lessee is using a disproportionate amount of water, electricity or other commonly metered utilities, or that Lessee is generating such a large volume of trash as to require an increase in the size of the dumpster and/or an increase in the number of times per month that the dumpster is emptied, then Lessor may increase Lessee’s Base Rent by an amount equal to such increased costs.

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12. Assignment and Subletting.

12.1. Lessor’s Consent Required. Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent. A change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of 25% or more of the voting control of Lessee shall constitute a change in control for this purpose. The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not .a formal assignment or hypothecation of this Lease or Lessee’s assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

12.2. Terms and Conditions Applicable to Assignment and Subletting. Regardless of Lessor’s consent, no assignment or subletting shall: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee. Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment/sublease. Neither a delay in the approval or disapproval of such assignment/sublease nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach. Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting. In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the perfomrnnce of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefore to Lessor, or any security held by Lessor. Lessee may consent to subsequent assignments of this Lease or amendments or modifications to this Lease with assignees of Lessee, without notifying Lessee, or any successor of Lessee, and without obtaining its or their consent thereto and such action shall not relieve Lessee of liability under this Lease.

12.3. Terms Deemed Included in Lease as of Sublet. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

12.3.1. Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all Rent payable on any sublease, and Lessor rnay collect such Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collectsaid Rent. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublcssee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor all Rent due and to become clue under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary. Lessee shall have no right or claim against such sublessee or Lessor for any such rents so paid by said sublessee to Lessor.

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12.3.2. In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of sublessor.

12.3.3. Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

12.3.4. No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

12.3.5. Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

12.3.6. In the event of any default under this Lease, Lessor may proceed directly against Lessee, any guarantors or anyone else responsible for the performance of this Lease, including the Sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefore to Lessor, or any security held by Lessor.

12.4. Additional Rent Due on Assignment or Subletting. If at any time during the initial term or any extended term hereof, Lessee shall assign all or part of its interest hereunder or shall sublet all or any portion of the Premises, Lessee shall be obligated to pay Lessor additional rental as follows: If for any proposed assignment or sublease, Lessee receives rent or other consideration, either initially or over the term of such assignment or sublease, in excess of the Base Rent or other sums then required to be paid by Lessee hereunder, or in the case of a sublease of a portion of the Premises in excess of the Base Rent allocable to such portion based solely on a square footage basis, after appropriate adjustments to assure that all other payments required to be made by Lessee hereunder are taken in to account, Lessee shall pay to Lessor as additional rent hereunder 100% of the excess of each payment of rent or other consideration received by Lessee. Said additional sum shall be payable by Lessee within five (5) clays after receipt thereof.

12.5. Documents/Fee for Assignment/Sublease. Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $1,500 or 10% of the current monthly Base Rent applicable to the portion of the Premises which is the subject of the proposed assignment or sublease, whichever is greater, as consideration for Lessor’s considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested.

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12.6 Unconsented Assignment/Sublease. An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1, or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to 110% of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to 110% of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to 110% of the scheduled adjusted rent. Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

13. Default; Breach; Remedies.

13.1. Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

13.1.1. The vacating or abandonment of the Premises by Lessee for five (5) or more business days in any thirty-day period.

13.1.2. The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of 3 business days following written notice to Lessee.

13.1.3. The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate, (v)a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, or (vii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 20 days following written notice to Lessee.

13.1.4. A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 2.3.3 hereof other than those described in subparagraphs 13.1(a), (b) or (c), above, where such Default continues for a period of30 days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30-day period and thereafter diligently prosecutes such cure to completion.

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13.1.5. The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 1 0 1 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

13.1.6. The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

13.1.7. If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor’s refusal to honor the guaranty, or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within 60 days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

13.2. Remedies. In the event of any such material default by Lessee, Lessor may at any time thereafter, with or without notice of demand and without limited Lessor in the exercise of any right or remedy which Lessor may have by reason of such default:

13.2.1. Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (ii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses ofreletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

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13.2.2. Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

13.2.3. Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3. Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within three (3) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a one-time late charge equal to 10% of each such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance.

13.4. Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the 31st day after it was clue as to non-scheduled payments. The interest (“Interest”) charged shall be equal to the prime rate reported in the Wall Street Journal as published closest prior to the date when due plus 4%, but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.3.

13.5. Breach by Lessor. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

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14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Unit is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within 10 days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. No reduction of rent shall occur if the only area taken is that which does not have the Premises located thereon. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee’s relocation expenses, loss of business goodwill and/or Tracie Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15. Estoppel Certificates.

15.1. Form. Each Party (as “Responding Party”) shall within 10 days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and that the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the responding party’s knowledge, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

15.2. Completion by Requesting Party If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrances may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

15.3. Financial Statements. If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

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16. Definition of Lessor/Limitation on Liability. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Shopping Center/Premises, and in the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability with respect to Lessor’s obligations and/or covenants under this Lease thereafter to be performed by the Lessor, provided that any funds in the hands of Lessor or then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successor and assigns, only during their respective periods of ownership. The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, the individual partners of Lessor or its or their individual partners, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against the individual partners of Lessor, or its or their individual partners, directors, officers or shareholders, or any of their personal assets for such satisfaction.

17. Subordination; Attornment; Non-Disturbance,

17.1. Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease.

17.2. Attornment. In the event that Lessor transfers title to the Premises, or the Premises arc acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 17.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of such new owner, this Lease shall automatically become a new Lease between Lessee and such new owner, upon all of the terms and conditions hereof, for the remainder of the term hereof, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations hereunder, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month’s rent, or (cl) be liable for the return of any security deposit paid to any prior lessor.

17.3. Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

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17.4. Self-Executing. The agreements contained in this Paragraph 17 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

18. Options. If Lessee is granted an option, as defined below, then the following provisions shall apply.

18.1. Definitions. “Option” shall mean: (a) the right to extend the term of or renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

18.2. Options Personal To Original Lessee. Any Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

18.3. Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

18.4. Effect of Default on Options.

18.4.1. Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given three (3) or more notices of separate Default, Whether or not the Defaults are cured, during the twelve (12)- month period immediately preceding the exercise of the Option.

18.4.2. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 30.4(a).

18.4.3. An Option shall terminate and be ofno further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), (ii) Lessor gives to Lessee 3 or more notices of separate Default during any 12 month period, whether or not the Defaults are cured, or (iii) if Lessee commits a Breach of this Lease.

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18.5 Lessor Lien/Security Interest. Subject to the subordination rights described below to any Lessee’s Lender having an interest in any personalty, Lessee agrees that Lessor shall have a Lessor’s Iien, and additionally hereby separately grants to Lessor a first and prior security interest, in, on and against all personalty, which lien and security interest shall secure the payment of all Rent and other monetary obligations payable by Lessee to Lessor under the terms hereof and all other obligations of Lessee to Lessor under this Lease. Lessee agrees that Lessor may file such documents as Lessor then deems appropriate or necessary to perfect and maintain said lien and security interest, and expressly acknowledges and agrees that, in addition to any and all other rights and rcmcclics of Lessor whether hereunder or at law or in equity, upon any event of default of Lessee hereunder, Lessor shall have any and all rights and remedies granted a secured party under the California Uniform Commercial Code then in effect. In the event that any Lessor’s Lender requires that any financing statement of Lessor be terminated and re-filed in order to ensure priority of the Lessor’s Lender’s interests in the personalty, Lessor shall cause the same to occur promptly after written request, and at Lessee’s expense. Lessee covenants to promptly notify Lessor of any changes in Lessee’s name and/or organizational structure that may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Lessor’s consent to such changes. Notwithstanding the foregoing, Lessor agrees that upon request of any Lessee’s Lender, Lessor will subordinate its lien described herein, and all rights of levy, distraint, seizure or execution, to the interest of any such Lessee’s Lender in any and all personalty and all other assets of Lessee or any subLessee that is an affiliate of Lessee or Lessee Franchisee (each a “Lessor’s Agreement”), provided that (A) the Lessor’s Agreement will be deemed as between Lessor and such Lessee’s Lender (and their respective successors and assigns) only; (B) the Lessor’s Agreement is on commercially reasonable terms; and (C) Lessee agrees to promptly reimburse Lessor for the reasonable attorneys’ fees incurred by Lessor in connection with the actions requested by Lessee hereunder. In addition, any Lessor’s Agreement shall provide, at the request of either Lessor or any Lessee’s Lender, all of the following in this Section 18 (provided, however, that certain covenants described in this Section 18 shall apply only to a Lessee’s Lender that is a Leasehold Mortgagee, as more particularly described in this Section 18 as follows:(i) commencing (the date of such commencement, the “Entry Notice Date”) (A) on the tenth Business Day after Lessor gives Lessee’s Lender notice of Lessee’s abandonment of the Premises or that Lessor has terminated the Lease after an Event of Default (either such notice from Lessor, a “Lessor’s Notice”); or (B) on the elate Lessee’s Lender gives Lessor notice that Lessee is in default under any agreement, instrument or document by or between Lessee and such Lessee’s Lender and such Lessee’s Lender requests to enter the Premises through the date ·that is sixty (60) consecutive days after the Entry Notice Date (the “Occupation Period”), Lessee’s Lender may enter and use the Premises on a nonexclusive basis solely for the purpose of assembling, appraising, displaying, removing, maintaining, advertising, inspecting, repairing, preparing or processing the Lessee’s Lender’s collateral for sale, lease or other disposition, or for the purpose of selling or disposing of collateral (each of the foregoing, “Permitted Actions”) and Lessor will not hinder such occupation of the Premises; provided, however, that any such right of occupation of the Premises shall be conditioned upon Lessee’s Lender agreeing as follows (I) to repair any damage to the Premises caused by Lessee’s lender, (2) to pay to Lessor in advance prior to the commencement of the Occupation Period rent equal to the Rental for the first month of the Occupation Period otherwise payable under the Lease (or that would be otherwise payable by Lessee under the Lease absent termination of the Lease) and such Lessee’s Lender shall agree to pay the Rental for the remaining Occupation Period in advance on the 31st day ofthe Occupation Period, (3) to pay, protect, indemnify, defend and hold harmless Lessor and any Lessor’s Lender from and against any damages or injury to persons or property resulting from the disposition of such collateral or the occupation by Lessee’s Lender of the Premises or the exercise of Lessee’s Lender’s rights against Lessee on the Premises, and (4) to carry such insurance relating to its activities on the Premises as Lessor may reasonably require (the requirements of clauses (1), (2), (3) and (4) are referred to herein as the “Payment and Performance Obligations”), provided, however, that upon the occurrence of bankruptcy or similar proceedings that legally prevent the Permitted Actions, so long as Lessee’s Lender is diligently pursuing remedies and has prior to the stay taken reasonable and diligent action (to the extent such Lessee’s Lender had a reasonable opportunity prior to the stay to take such actions) to remove the Lessee’s personalty or other assets from the Premises, the Occupation Period shall be suspended until after such bankruptcy or similar proceedings no longer legally prevent any of the Permitted Actions. Lessor will provide Lessee’s Lender written notice of any motion (including a copy of such motion) filed with any court to lift or modify the automatic stay imposed as a result of bankruptcy or similar proceedings within three (3) Business Days after any such filing, and Lessee’s Lender shall take all reasonable steps to have such stay lifted by the applicable court as promptly as practicable. Notwithstanding the foregoing, if Lessee’s Lender delivers to Lessor, within ten (10) Business Days after receipt of any Lessor’s Notice, a written notice to Lessor waiving Lessee’s Lender’s rights to enter upon the Premises as otherwise permitted under the Lessor’s Agreement (any such notice from Lessee’s Lender, a “Waiver Notice”), then Lessee’s Lender shall not have any Payment and Performance Obligations and the provisions of Section 17.0l(b)(iii) shall apply. Lessee’s Lender agrees that any Waiver Notice shall be irrevocable. (ii) In no event shall Lessee’s Lender enter the Premises at any time to assemble, display, remove, maintain, advertise, repair, prepare for sale, lease or other disposition, or for the purpose of selling or disposing, of its collateral in the exercise of its rights and remedies against Lessee except pursuant to the rights and obligations set forth in the Lessor’s Agreement or as otherwise pennitted under applicable law. (iii) If (A) Lessee’s Lender delivers to Lessor a Waiver Notice and explicitly abandons any remaining collateral in writing, or (B) after the expiration of the Occupation Period, Lessee’s Lender has failed to remove any of its collateral from the Premises and Lessee’s Lender explicitly abandons any remaining collateral in writing, or (C) Lessee’s Lender otherwise delivers a written notice to Lessor that Lessee’s Lender has abandoned and fully released its interest in any personalty that is Lessee’s Lender’s collateral (with Lessee’s Lender agreeing that any such notice shall be irrevocable)), then (1) any portion of Lessee’s Lender’s collateral still remaining on the Premises shall be deemed released and abandoned by Lessee’s Lender, and as between Lessee’s Lender and Lessor such collateral shall be the property of Lessor (and not Lessee’s Lender), and Lessor shall be entitled, though not obligated, to dispose of such collateral in any manner it sees fit, at Lessee’s expense, and (2) Lessee’s Lender’s right to enter or remain on the Premises shall immediately cease, except to the extent Lessee’s Lender in a Leasehold Mortgagee and elects to enter into the Ne\v Lease as provided below, in which event this subsection (iii) shall not apply. (iv) Lessee’s Lender shall agree in the Lessor Agreement that to the extent any collateral is not removed from any Premises after expiration of the Occupation Period and Lessee’s Lemler has not explicitly abandoned such collateral, then Lessor shall be entitled, though not obligated, to remove and store such collateral at Lessee’s Lender’s sole cost and expense and Lessee’s Lender shall indemnify and reimburse Lessor all such costs and expenses. (v) To the extent the Lessor Agreement includes Lessee’s Lender’s notice address and other applicable contact information, Lessor shall provide Lessee’s Lender with written notice of any default under the Lease simultaneously with the giving of such notice to Lessee. Lessee’s Lender shall have the right, but not the obligation, to cure any default on behalf of Lessee, provided Lessee’s Lender shall have the same period of time within which it to cure a default as is given to Lessee under this Lease, such period commencing upon Lessee’s Lender’s receipt of notice of such default. (vi) In the event Lessor teml inates the Lease by reason of an Event of Default, or the Lease is rejected or disaffim led pursuant to bankruptcy or other la\:v affecting creditor’s rights, then Lessor agrees, provided Lessee’s lender is a leasehold mortgagee, upon such Lessee’s lender’s written request within thirty (30) days after the effective date of such termination and notice thereof given to such Lessee’s lender, and provided Lessee· s Lender has paid all Monetary Obligations and has remedied m1d cured or commenced m1cl be diligently pursuing a cure of all nonmonetary defaults under the Lease, to enter into a new replacement lease agreement with any entity that satisfies all of the criteria to be a Permitted Assignee herelmder (a “New Lessee”), on terms] identical to those of this Lease and with identical SNDAs and recognition treatment from any superior interest holders;, the tern of which will commence on the elate of such termination, rejection or disaffim 1 ance and will continue for the remaining unexpired portion of the Term, and with no representation or v,rarrml ty from Lessor regarding the Properties or any other matter relating to such New Lease. For the avoidance of doubt, any failure by Lessee’s Lender to deliver the New Lease Request as and when provided herein shall be deemed a waiver by Lessee’s Lender of any right to a New Lease. Lessee’s Lender or Ne\v Lessee shall pay all costs and expenses of Lessor, including without limitation reasonable attorneys’ fees, transfer taxes, escrow fees m Id recording charges incurred in connection with the preparation and execution of the New Lease and any conveyances related thereto. (vi) Nothing contained in the Lease, the Lessor’s Agreement or any loan document with Lessee shall in any way encumber or otherwise affect Lessor’s ownership interest in and to the Properties (as opposed to Tenant’s leasehold interest under any Leasehold Mortgage, if Lessee’s is a Leasehold mortgagee) Premises, and none of Lessee’s Lender’s collateral shall include any of the Premises. Nothing in the Lessor’s Agreement shall be deemed or construed to constitute or effect a release or discharge of any of the obligations of Lessee under the Lease or any other documents executed in connection with the Lease, or to amend, modify or alter any of the rights or obligations of Lessee and Lessor under the Lease, as between one another, and the Lease shall continue unaltered and in full force and effect, as between Lessee and Lessor. Lessor’s execution of any Lessor’s Agreement shall not be deemed or construed to constitute any representation or any type of joinder with any of the representations, warranties and agreements of Lessee in the loan agreements with Lessee’s Lender or any type of acknowledgement or representation that any such representations and warranties are true, correct or complete. (viii) At any time any personalty becomes the property of Lessor (as between Lessor and Lessee’s Lender) pursuant to the terms of the Lessor Agreement, Lessee’s Lender shall, to the extent it has abandoned personalty or released its lien, cooperate reasonably with Lessor in connection with evidencing Lessee’s Lender’s release of its interest in said personalty, including without limitation by executing any reasonable instruments requested by Lessor evidencing same. Lessee’s Lender also agrees to reasonably cooperate with Lessor regarding all Lessee’s Lender’s UCC filings regarding any Lessee Equipment to ensure that such filings clearly exclude any Lessor property (including without limitation the Building Equipment).

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20. Exclusive Use by Lessee. From and after the Start Date, except as otherwise permitted herein, Lessor shall not execute and deliver any lease for space within that portion of the Project, pursuant to which Lessor authorizes the use of the premises demised by said lease primarily for the operation of a “Ramen-Themed” restaurant selling primarily ramen noodles (“Exclusive Use”). The Exclusive Use shall not apply: (i) to any portion of the Project not owned, or the use of which is not controlled, by Lessor as of the date of the Start Date, or (ii) to any leases in existence as of the Start Date, and any amendments, extensions, assignments or renewals thereof, or (iii) to any other types of restaurants (such as, by way of example only, quick service and full-service. The failure of Lessee to continuously conduct business in the Premises primarily for the Exclusive Use shall constitute an abandonment of the Exclusive Use, which shall thereupon release Lessor from all obligations and restrictions with respect to the Exclusive Use.

21. Miscellaneous Provisions.

21.1. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

21.2. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

21.3. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21.4. No Prior or Other Agreements. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

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21.5. Notices.

21.5.1. Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 19. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

21.5.2. Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 48 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

21.6. Waivers. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof, Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

21.7. Additional Rent. All monetary obligations of Lessee to Lessor under the terms of this Lease, including but not limited to Lessee’s Share of Operating Expenses and insurance and tax expenses, late charges, and penalties, payable shall be deemed to be rent.

21.8. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 150% of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

21.9. Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times for the purpose of Showing the same to prospective purchasers, lenders, or Lessees, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary. All such activities shall be without abatement of rent or liability to Lessee. Lessor may at any time place on the Premises any ordinary “For Sale” signs and Lessor may during the last six (6) months of the term hereof place on the Premises any ordinary “For Lease” signs. Lessee may at any time place on the Premises any ordinary “For Sublease” sign.

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21.10. Signs. Except for ordinary “For Sublease” signs which may be placed only on the Premises, Lessee shall not: place any sign upon the Project without Lessor’s prior written consent. All signs must comply with all requirements of Lessor.

21.11. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

21.12. Guarantor. The Guarantors, if any, shall each execute a written guaranty as approved by Lessor, and each such Guarantor shall have the same obligations as Lessee under this Lease. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect.

21.13. Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

21.14. Reservations. Lessor reserves the right: (i) to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate such rights.

21.15. Attorneys’ Fees. If any party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($500 is a reasonable minimum per occurrence for such services and consultation).

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21.16. Authority. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each party shall, within thirty (30) days after request, deliver to the other party satisfactory evidence of such authority.

21.17. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

21.18. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions, in construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

21.19. Binding Effect; Choice of Law. Except as otherwise provided herein, this Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises arc located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

21.20. Offer. Preparation of this Lease by either party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

21.21. Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

21.22. Multiple Parties. If more than one person or entity is named herein as either Lessor or Lessee, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

21.23. Waiver of Jury Trial. The Parties hereby waive their respective rights to trial by jury in any action or proceeding involving the Property or arising out of this Agreement.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT,AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

The parties hereto have executed this Lease at the place and on the elates specified above their respective signatures.

LESSOR:
Dated: June , 2020	LA MIRADA CENTER, INC.

By:
Eli Levi, President

LESSEE:
Dated: June , 2020	GLOBAL DD GROUP, INC.

By:
JAMES CHAE
PRESIDENT

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EXHIBIT “A”

LEGAL DESCRIPTION

PARCEL A:

PARCELS 2 AND 3 AS SHOWN ON PARCEL MAP NO. 6052, IN THE CITY OF LA MIRADA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, FILED IN BOOK 64 PAGES 40 AND 41 OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL B:

THOSE CERTAIN NON-EXCLUSIVE EASEMENTS FOR ACCESS, INGRESS, EGRESS AND PARKING, AS CREATED IN AND LIMITED BY THAT CERTAIN “DECLARATION OF RESTRICTIONS AND GRANT OF EASEMENTS” DATED JANUARY 14, 1976 BY AND BETWEEN ALBERTSON’S INC., SANTA ANITA DEVELOPMENT CORPORATION AND COLONIAL PROPERTIES, THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN AND MADE A PART HEREOF BY REFERENCE AS THOUGH FULLY SET OUT HEREIN, RECORDED ON FEBRUARY 20, 1976 AS DOCUMENT NO. 2218 IN BOOK M-5259 PAGE 162 OF OFFICIAL RECORDS IN SAID OFFICE OF THE COUNTY RECORDER.

APN: 8038-001-015 and 8038-001-016

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EXHIBIT “B”

OPTION

Option Term. Lessor hereby grants to Lessee the option to extend the term of the Lease for five (5) year period commencing when this Lease Term expires upon the terms and conditions as are set forth in the Lease and modified by this agreement, and except as provided by the terms and conditions below:

B.1. Notice of Exercise. Lessee gives to Lessor and Lessor receives written notice of the exercise of the option to extend the Lease for said additional term no earlier than nine months and no later than 180 days prior to the time that the option period would commence if the option were exercised, time being of the essence. If said notification of the exercise of said option is not so given and received, this option shall automatically expire, and this Lease shall terminate o the then existing expiration date.

B.2. Minimum Monthly Rent. The Minimum Monthly Rent for the first year of that option term shall be determined based on the then-existing fair market value of the premises to be determined in Lessor’s sole discretion. If Lessee does not agree with the fair market rental rate, this option to extend shall be void and in no force and effect.

B.3. Annual Increases. On each anniversary of the option-term, the Minimum Monthly Rent shall increase by the amount of three percent (3%) annually.

B.4. No Default. Notwithstanding the provisions of the Lease to the contrary, if any, if Lessee is in default at the time of the exercise of the option and/or Lessee has failed to pay the rent when due at any time during the term of this Extended Term, then Lessee shall not be entitled to exercise this option to extend the Lease.

B.5. Personal. This option to extend is personal to this Lessee.

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GUARANTY OF LEASE

This guaranty is executed by James Chae (“Guarantor”) with respect to the following facts:

A. Global DD Group, Inc., doing business as Yoshiharu Ramen (“Lessee”) entered into that certain Standard Industrial Commercial Multi-Tenant Lease (“Lease”) with La Mirada Center, Inc. (“Lessor”) regarding the real property located at 12806 S. La Mirada Blvd., La Mirada, CA 90638 (“the real property”) on the terms and conditions set forth in the Lease.

B. As fmther security for the Lease, Guarantor has agreed to guaranty Lessee’s obligations under the Lease.

NOW THEREFORE, in consideration of the execution of the foregoing Lease by Lessor and as a material inducement to Lessor to execute said Lease and to accept the Lease, Guarantor hereby unconditionally and irrevocably guarantees the prompt payment by Lessee of all sums payable by Lessee under Lease and the faithful and prompt performance by Lessee of each and every one of the terms, conditions and covenants of said Lease pertaining to monetary payments to be kept and performed by Lessee. It is specifically agreed that the terms of the foregoing Lease may be modified by agreement between Lessor and Lessee, or by a course of conduct, and said Lease may be assigned by Lessee or any assignee of Lessee without consent or notice to Guarantor and that this Guaranty shall guarantee the performance of said Lease as so modified.

This Guaranty shall not be released, modified or affected by the failure or delay on the part of Lessor to enforce any of the rights or remedies of Lessor under the Lease, whether pursuant to the terms thereof or at law or in equity.

No notice of default need be given to Guarantor, it being specifically agreed that the guarantee of the undersigned is a continuing guarantee under which Lessor may proceed immediately against Lessee and/or against Guarantor following any breach or default by Lessee or for the enforcement of any rights which Lessor may have as against Lessee under the terms of the Lease or at law or in equity. Further, Lessor may proceed against Guarantor’s security.

Lessor shall have the right to proceed against Guarantor hereunder following any breach or default by Lessee without first proceeding against Lessee and without previous notice to or demand upon Guarantor.

Guarantor hereby waives (a) notice of acceptance of this Guaranty. (b) demand of payment, presentation and protest, (c) a right to assert or plead any statute of limitations relating to this Guaranty and/or the Lease, (d) any right to require the Lessor to proceed against Lessee or any other Guarantor or any other person or entity liable to Lessor, (e) any right to require Lessor to apply to any default any security it may hold under the Lease and/or related documents, (f) any right to require Lessor to proceed under any other remedy Lessor may have before proceeding against Guarantors, (g) any right of subrogation.

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Guarantors do hereby subrogate all existing or future indebtedness of to Guarantors to the obligations owed to Lessor under the Lease and this Guaranty.

If a Guarantor is married, such Guarantor expressly agrees that recourse may be had against his or her separate property for all of the obligations hereunder.

The term “Lessor” refers to and means the Lessor named in the Lease and also to Lessor’s successors and assigns, if any.

The term “Lessee” refers to and means the Lessee named in the Lease and also Lessee’s successors and assigns, if any.

Dated: June         , 2020

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